Vanguard®

MATERIAL CODE OF ETHICS POLICY CHANGE CERTIFICATION

Investment Adviser: Wellington Management Company, LLP

Managed Vanguard Funds: Energy Fund; GNMA Fund; Dividend Growth Fund; Health Care Fund; High-Yield Corporate Fund; Long-Term Investment-Grade Fund; Equity Income Fund; Morgan Growth Fund; Wellesley Income Fund; U.S. Growth Fund; Capital Value Fund; Explorer Fund; Windsor Fund; Wellington Fund; International Explorer Fund; Emerging Markets Select Stock Fund; Global Equity Income Fund; Global Equity Fund; Global Balanced Fund; Vanguard Variable Annuity - Balanced Portfolio; Vanguard Variable Annuity - Equity Income Portfolio; Vanguard Variable Annuity - High Yield Bond Portfolio; Vanguard Variable Annuity – Growth Portfolio.

Instructions

Please complete the following Code of Ethics Policy Change Certification. In order to comply with Investment Company Act Rule 17j-1(c)(1)(ii), the Boards of Trustees of the managed Vanguard funds listed above must approve any material change(s) or amendment(s) to an investment adviser's code of ethics and must receive a certification from the investment adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's code of ethics.

Code of Ethics Material Policy Change

We certify that, our firm has adopted a code of ethics in accordance Rule 204A-1 under the Investment Advisers Act of 1940 and reflective of the requirements set forth in Rule 17j-1 under the Investment Company Act of 1940 that includes procedures reasonably necessary to prevent Access Persons from violating such code of ethics. We further certify that we have provided Vanguard with prompt written notice of any material change(s) to our Code of Ethics.

Investment Adviser: Wellington Management Company LLP

By: ______________ **Title: Vice President & Compliance Manager**

Name: Jennifer L. Nye **Date: 10 November 2016**